Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2012 UNAUDITED FINANCIAL RESULTS

Total Revenues were US$256 Million, Up 29% Year-over-Year and 13% Quarter-over-Quarter, Exceeding the High End of Group Guidance by US$6 Million;

GAAP Net Income Before Non-Controlling Interest was US$34 Million,

Non-GAAP Net Income Before Non-Controlling Interest was US$41 Million;

GAAP Fully Diluted EPS of US$0.28, Non-GAAP Fully Diluted EPS of US$0.42

BEIJING, CHINA, August 6, 2012 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the second quarter ended June 30, 2012.

Second Quarter Highlights

•	Total revenues were US$256 million, up 29% year-over-year and 13% quarter-over-quarter.

•	Brand advertising revenues were US$69 million, up 2% year-over-year and 14% quarter-over-quarter.

•	Sogou[1] revenues were US$30 million, up 123% year-over-year and 34% quarter-over-quarter.

•	Online game revenues reached quarterly record high of US$137 million, up 35% year-over-year and 8% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$11 million, or US$0.28 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. was US$16 million, or US$0.42 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “We had a solid second quarter with total revenues rising nearly 30% from last year, despite challenges faced in our brand advertising business. As China’s economic growth continued to decelerate and we initiated some operational transitions in our online video business, revenues from brand advertising recorded only a low single-digit year-on-year increase.”

Dr. Zhang added, “But overall, we are pleased with our performance at the group level as our search and online game segments both remained on a solid upward path. For search, Sogou again posted triple-digit revenue growth on a year-over-year basis. Our online game subsidiary Changyou achieved record results at both the top and bottom-line, supported by strong performance from its MMO and web-based game franchises. We believe the blended results help demonstrate the resilience of our business mix and the benefit of having diversified operations.”

Ms. Belinda Wang, Co-President and COO added, “The year 2012 is a critical year of transition for the Sohu Group. As we continue to make heavy but necessary investments across our strategically important business lines, we are confident to see a payoff in 2013.”

[1]

Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenue from IVAS is recorded as “others” revenue.

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2012 were US$256 million, up 29% year-over-year and 13% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the second quarter of 2012, were US$98 million, up 21% year-over-year and 19% quarter-over-quarter.

Brand advertising revenues for the second quarter of 2012 totaled US$69 million, up 2% year-over-year and 14% quarter-over-quarter.

Search and others revenues for the second quarter of 2012 were US$29 million, up 111% year-over-year and 33% quarter-over-quarter.

Online game revenues for the second quarter of 2012 were US$137 million, up 35% year-over-year and 8% quarter-over-quarter.

Wireless revenues for the second quarter of 2012 were US$16 million, up 34% year-over-year and 17% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 61% for the second quarter of 2012, compared with 65% in the first quarter of 2012 and 73% in the second quarter of 2011.

Online advertising gross margin for the second quarter of 2012 was 32%, compared with 39% in the first quarter of 2012 and 59% in the second quarter of 2011. Non-GAAP online advertising gross margin for the second quarter of 2012 was 31%, compared with 40% in the first quarter of 2012 and 60% in the second quarter of 2011.

Brand advertising gross margin for the second quarter of 2012 was 26%, compared with 39% in the first quarter of 2012 and 63% in the second quarter of 2011. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter decrease in gross margin was due to approximately $15 million impairment charges of video content we recognized in the second quarter of 2012. Non-GAAP brand advertising gross margin for the second quarter of 2012 was 26%, compared with 40% in the first quarter of 2012 and 64% in the second quarter of 2011.

Both GAAP and non-GAAP gross margin for search and others business in the second quarter of 2012 were 44%, compared with 39% in the first quarter of 2012 and 40% in the second quarter of 2011. The increase in margin was mainly due to higher revenues from online marketing services.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2012 were 87%, compared with 87% in the first quarter of 2012 and 90% in the second quarter of 2011.

Both GAAP and non-GAAP gross margin for the wireless business for the second quarter of 2012 were 35%, compared with 34% in the first quarter of 2012 and 39% in the second quarter of 2011. The year-over-year decrease was primarily due to increased revenue share with partners.

Operating Expenses

For the second quarter of 2012, operating expenses totaled $113 million, up 49% year-over-year and 19% quarter-over-quarter. Non-GAAP operating expenses were $106 million, up 48% year-over-year and 15% quarter-over-quarter. The increase in operating expenses was primarily due to an increase in the number of employees, higher salaries and benefits expense and an increase in marketing expense in the second quarter of 2012.

Operating Profit

Operating profit for the second quarter of 2012 was US$43 million, down 37% year-over-year and 17% quarter-over-quarter. Operating margin was 17% for the second quarter of 2012, compared with 23% in the previous quarter and 35% in the second quarter of 2011.

Non-GAAP operating profit for the second quarter of 2012 was US$49 million, down 32% year-over-year and 10% quarter-over-quarter. Non-GAAP operating margin was 19% for the second quarter of 2012, compared with 24% in the previous quarter and 37% in the second quarter of 2011.

Income Tax Expense

For the second quarter of 2012, GAAP income tax expense was US$18.5 million. Excluding a non-cash income tax expense of US$1.5 million recorded for the utilization of tax benefits from excess tax deductions related to share-based awards and deferred tax liability impact on intangible asset impairment of US$0.6 million, non-GAAP income tax expense was US$17.6 million, compared with US$17.6 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the second quarter of 2012 was US$34 million, down 45% year-over-year and 17% quarter-over-quarter. Non-GAAP net income for the second quarter of 2012 was US$41 million, down 39% year-over-year and 9% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the second quarter of 2012 was US$11 million, or US$0.28 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. for the second quarter of 2012 was US$16 million, or US$0.42 per fully diluted share, down 65% year-over-year and 31% quarter-over-quarter.

Cash Balance

Sohu Group continued to maintain a debt-free balance sheet and a cash position of US$765 million as of June 30, 2012.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “With our strong balance sheet and resilient business mix, Sohu Group is able to make long-term investments for the businesses we believe that have bright prospects. Our determination is unaffected by business cycles and short-term factors, and will eventually maximize returns to shareholders.”

Recent development

Changyou.com Declares US$3.8 Special Cash Dividend per American Depositary Share

On August 6, 2012, Changyou.com Limited (NASDAQ: CYOU), Sohu’s online game subsidiary, announced that its board of directors declared a special one-time cash dividend of US$1.9 per Class A or Class B ordinary share, or US$3.8 per American Depositary Share (“ADS”). The total amount of the special cash dividend is approximately US$201 million.

Record holders of Changyou’s Class A and Class B ordinary shares at the close of business U.S. Eastern Time on August 17, 2012 (the “Record Date”) will be entitled to receive the special cash dividend. Holders of the Changyou’s ADSs, each representing two Class A ordinary shares, as of the Record Date will be entitled to the special cash dividend. Changyou expects, Bank of New York Mellon, depositary bank for Changyou’s ADR program, to pay out dividends to ADS holders on or before September 30, 2012.

The amount of the dividend to be received by Sohu is expected to be approximately $136 million. Sohu does not expect to pay any of such dividend it receives, or to pay any other dividends, to its shareholders in the foreseeable future.

For more information about the special Changyou dividend, please refer to Changyou’s separate announcement.

Supplementary Information for Online Game Results

Second Quarter 2012 Operational Results

•	Aggregate registered accounts for Changyou’s games[2], excluding 7Road’s games, increased 51% year-over-year and 6% quarter-over-quarter to 199.5 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, excluding 7Road’s games, increased 11% year-over-year and were flat quarter-over-quarter to 1.08 million.

•

Aggregate active paying accounts (“APA”) for Changyou’s games, excluding 7Road’s games, decreased 10% year-over-year and 16% quarter-over-quarter to 2.61 million. The decreases reflected a decline in the number of low-spending active paying accounts that did not make a purchase in the second quarter of 2012 as a result of less in-game promotions and the give-away of virtual items in TLBB to celebrate the game’s fifth year anniversary.

•

Average revenue per active paying account (“ARPU”) for Changyou’s games, excluding 7Road’s games, increased 31% year-over-year and 23% quarter-over-quarter to RMB277. The increase was mainly due to the decline in low-spending active paying accounts in the second quarter of 2012.

Business Outlook

For the third quarter of 2012, Sohu estimates:

•	Total revenues to be between US$272 million and US$277 million.

•

Brand advertising revenues to be between $76 million and $78 million; this implies a sequential increase of 10% to 13%, and flattish with the same period of last year to an annual increase of 2%. This includes revenues from 17173 of US$11 million to US$12 million, which implies a sequential increase of 21% to 32% and an annual increase of 14% to 24%.

•	Sogou revenues to be around US$37 million; this implies a sequential increase of 22% and an annual growth of 101%.

•	Online game revenues to be between US$141 million and US$144 million. This implies a sequential increase of 3% to 5% and represents an annual growth of 22% to 24%.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$42 million and US$45 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$19 million and US$21 million, and non-GAAP fully diluted earnings per share to be between US$0.50 and US$0.55.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses and income tax expenses relating to share-based awards to be around US$4.5 million to US$5.5 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the third quarter of 2012 under US GAAP by 12 to 14 cents.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income from the reversal of contingent considerations previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

[2]

Excludes 7Road’s games and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Tao Yuan, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, and Legend of Ancient World.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards，income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine Equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and certain other circumstances occur. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, August 6, 2012 (8:30 p.m. Beijing/Hong Kong time, August 6, 2012) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 1:30 a.m. Eastern Time on August 7 through August 14, 2012. The dial-in details for the telephone replay are:

International:	+1-718-354-1232
Passcode:	11999175

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its sixteen year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan

Sohu.com Inc.

Tel: +86 (10) 6272-6593

E-mail: ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel:      +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2012	Mar. 31, 2012	Jun. 30, 2011
Revenues:
Online advertising
Brand advertising	$69,312	$60,968	$67,728
Search and others	28,763	21,637	13,613

Subtotal	98,075	82,605	81,341

Online games	137,172	127,446	101,531
Wireless	15,598	13,351	11,645
Others	4,882	3,202	4,188

Total revenues	255,727	226,604	198,705

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $-175, $194 and $536, respectively)	50,963	36,892	24,937
Search and others (includes stock-based compensation expense of $38, $5 and $0, respectively)	16,192	13,128	8,222

Subtotal	67,155	50,020	33,159

Online games (includes stock-based compensation expense of $61, $71 and $19, respectively)	18,301	16,408	9,950
Wireless (includes stock-based compensation expense of $0, $0, and $0, respectively)	10,208	8,853	7,109
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	4,180	4,241	4,220

Total cost of revenues	99,844	79,522	54,438

Gross profit	155,883	147,082	144,267

Operating expenses:
Product development (includes stock-based compensation expense of $1,531, $1,172 and $1,421, respectively)	43,340	38,593	25,839
Sales and marketing (includes stock-based compensation expense of $497, $534 and $872, respectively)	48,999	38,654	36,492
General and administrative (includes stock-based compensation expense of $1,477, $954 and $1,568, respectively)	17,508	17,794	13,148
Impairment of acquired intangibles via acquisition of businesses	2,906	—	—

Total operating expenses	112,753	95,041	75,479

Operating profit	43,130	52,041	68,788

Other income/(expense)	1,818	1,613	1,479
Interest income	7,223	6,495	3,279
Exchange difference	45	(643)	(1,658)

Income before income tax expenses	52,216	59,506	71,888

Income tax expense	18,467	18,687	10,281

Net Income	33,749	40,819	61,607

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	1,095	1,111	361
Net income attributable to the noncontrolling interest shareholders	19,872	16,600	16,981

Net income attributable to Sohu.com Inc.	12,782	23,108	44,265

Basic net income per share attributable to Sohu.com Inc.	$0.34	$0.61	$1.16

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,002	38,084	38,295

Diluted net income per share attributable to Sohu.com Inc.	$0.28	$0.53	$1.10

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,347	38,485	38,860

Note: (a) The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2012	As of Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$764,598	$732,607
Short term investments	21,793	17,560
Investment in debt securities	79,053	79,354
Accounts receivable, net	110,414	87,066
Prepaid and other current assets	40,927	53,894

Total current assets	1,016,785	970,481

Fixed assets, net	171,255	152,652
Goodwill	158,425	158,905
Intangible assets, net	82,160	69,762
Prepaid non-current assets	268,806	270,282
Other assets	10,970	11,212

Total assets	$1,708,401	$1,633,294

LIABILITIES
Current liabilities:
Accounts payable	$52,687	$31,179
Accrued liabilities	97,903	95,409
Receipts in advance and deferred revenue	68,869	75,809
Accrued salary and benefits	49,233	45,300
Taxes payable	31,485	47,213
Deferred tax liability	5,789	—
Other short-term liabilities	42,972	35,816
Contingent consideration	778	476

Total current liabilities	$349,716	$331,202

Long-term accounts payable	13,838	3,612
Deferred tax liabilities	8,423	5,146
Contingent consideration	17,293	17,009
Total long-term liabilities	$39,554	$25,767

Total liabilities	$389,270	$356,969

MEZZANINE EQUITY	52,400	57,254

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,019,963	1,008,425
Noncontrolling Interest	246,768	210,646

Total shareholders’ equity	$1,266,731	$1,219,071

Total liabilities, mezzanine equity and shareholders’ equity	$1,708,401	$1,633,294

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2012				Three Months Ended Mar. 31, 2012				Three Months Ended Jun. 30, 2011
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		(175	)(a)			194	(a)			536	(a)

Brand advertising gross profit	$18,349	$(175)		$18,174	$24,076	$194		$24,270	$42,791	$536		$43,327

Brand advertising gross margin	26%			26%	39%			40%	63%			64%

		38	(a)			5	(a)

Search and others gross profit	$12,571	$38		$12,609	$8,509	$5		$8,514	$5,391	$—		$5,391

Search and others gross margin	44%			44%	39%			39%	40%			40%

		(137	)(a)			199	(a)			536	(a)

Online advertising gross profit	$30,920	$(137)		$30,783	$32,585	$199		$32,784	$48,182	$536		$48,718

Online advertising gross margin	32%			31%	39%			40%	59%			60%

		61	(a)			71	(a)			19	(a)

Online games gross profit	$118,871	$61		$118,932	$111,038	$71		$111,109	$91,581	$19		$91,600

Online games gross margin	87%			87%	87%			87%	90%			90%

Wireless gross profit	$5,390	$—		$5,390	$4,498	$—		$4,498	$4,536	$—		$4,536

Wireless gross margin	35%			35%	34%			34%	39%			39%

Others gross profit	$702	$—		$702	$(1,039)	$—		$(1,039)	$(32)	$—		$(32)

Others gross margin	14%			14%	-32%			-32%	-1%			-1%

		(76	)(a)			270	(a)			555	(a)

Gross profit	$155,883	$(76)		$155,807	$147,082	$270		$147,352	$144,267	$555		$144,822

Gross margin	61%			61%	65%			65%	73%			73%

		3,429	(a)
		2,906	(b)			2,930	(a)			4,416	(a)

Operating profit	$43,130	$6,335		$49,465	$52,041	$2,930		$54,971	$68,788	$4,416		$73,204

Operating margin	17%			19%	23%			24%	35%			37%

		3,429	(a)
		2,268	(b)			2,930	(a)			4,416	(a)
		1,471	(c)			1,048	(c)			934	(c)

Net income before Non-Controlling Interest	$33,749	$7,168		$40,917	$40,819	$3,978		$44,797	$61,607	$5,350		$66,957

		2,610	(a)
		1,520	(b)			2,380	(a)			3,764	(a)
		1,471	(c)			1,048	(c)			934	(c)

Net income attributable to Sohu.com Inc for diluted net income per share (d)	$10,755	$5,601		$16,356	$20,243	$3,428		$23,671	$42,693	$4,698		$47,391

Diluted net income per share attributable to Sohu.com Inc.	$0.28			$0.42	$0.53			$0.61	$1.10			$1.21

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	$38,347			38,504	38,485			38,658	38,860			39,105

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Beginning in the fourth quarter of 2011, the Company revised its non-GAAP reporting methodology to exclude goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards and income from the reversal of contingent consideration previously recorded for acquisitions, in addition to its historical practice of excluding share-based compensation expense from non-GAAP results. For the three months ended June 30, 2012, there were $2.9 million of impairment of intangibles via acquisitions of businesses. For the three months ended March 31, 2012, there were no goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards and income from the reversal of contingent consideration previously recorded for acquisitions.”
(c)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(d)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(e)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.